EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) and related Prospectus of The Advisory Board Company pertaining to The Advisory Board Company’s 2005 and 2006 Stock Incentive Plans of our reports dated June 9, 2006, with respect to the consolidated financial statements and schedule of The Advisory Board Company included in its Annual Report (Form 10-K) for the year ended March 31, 2006, The Advisory Board Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Advisory Board Company filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Baltimore, Maryland
February 15, 2007